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                                                                   EXHIBIT(C)(5)



                        OCTEL COMMUNICATIONS CORPORATION

                              EMPLOYMENT AGREEMENT


         This Agreement dated as of March 1, 1997 (the "Effective Date") is made by and between Octel Communications Corporation, a Delaware corporation ("Octel"), and David J. Ladd ("Ladd").

         1.      DUTIES AND SCOPE OF EMPLOYMENT RELATIONSHIP.

                 (a) Stage One Duties. During Stage One, Octel agrees to employ Ladd, and Ladd agrees to be employed, full time as Executive Vice President and Acting Vice President, GBS Engineering, of Octel. Ladd shall assume and discharge such duties during Stage One as are consistent with the goals described on EXHIBIT A attached hereto. During the term of Stage One, Ladd shall devote his full time, skill and attention to his duties and responsibilities, which Ladd shall perform faithfully, diligently and competently, and Ladd shall use his best efforts to further the business of Octel and its affiliated entities.

                 (b) Stage Two Duties. During Stage Two, Octel agrees to employ Ladd, and Ladd agrees to be employed, in a part-time capacity for three days per week with Octel. Ladd shall assume and discharge such duties during Stage Two as are consistent with the goals described on EXHIBIT B attached hereto. During the term of Stage Two, Ladd shall perform his duties and responsibilities faithfully, diligently and competently, and Ladd shall use his best efforts to further the business of Octel and its affiliated entities.

                 (c) Stage Three Duties. During Stage Three, Octel agrees to employ Ladd, and Ladd agrees to be employed, in a part-time capacity off-site advising the Company with respect to intellectual property or other issues.

         2. SALARY. During Stage One and Stage Two, Octel shall pay Ladd as compensation for his services a salary at the annualized rate of $225,000. Such salary shall be paid periodically in accordance with normal Octel payroll practices. During Stage Three, Octel shall pay Ladd as compensation for his services a salary of $10,000 per month, in the event that Ladd works at least 20 hours per week, and $5,000 per month, in the event that Ladd works less than 20 hours per week but at least five hours per week.

         3. EMPLOYEE BENEFITS. During Stage One and Stage Two, Ladd shall be eligible to participate in employee benefit plans and compensation programs maintained by Octel applicable to other similarly situated employees of Octel, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee or employee administering such plan or program. In addition, during Stage One and Stage Two, Octel shall reimburse Ladd the reasonable cost of round trip, coach airfare between San Jose or San Francisco and Phoenix each weekend; provided, however, that the amount to be
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reimbursed shall not exceed the cost of an equivalent ticket booked one week in advance with a Saturday stayover.

         4. STOCK OPTIONS. Octel and Ladd acknowledge that, in accordance with the terms of the option agreements governing such options, the option to purchase 30,000 shares of Common Stock granted on August 9, 1990, the option to purchase 23,600 shares of Common Stock granted on November 11, 1993 and the option to purchase 36,400 shares of Common Stock granted on November 11, 1993 (collectively, the "VMX Options") will continue to vest throughout the term of this Agreement, and Ladd will have three months within which to exercise the VMX Options following the expiration of this Agreement. Octel and Ladd acknowledge that, in accordance with the terms of the option agreement governing such option, the option to purchase 150,000 shares of Common Stock granted on April 28, 1994 will continue to vest throughout the term of this Agreement (but, during Stage Three, only in the event that Ladd works at least 20 hours per week), and Ladd will have 30 days within which to exercise such option following the expiration of this Agreement.

         5. SERVICE ON OUTSIDE BOARDS. During Stage One, Ladd shall not serve as a member of the board of directors of any company; provided, however, that if the duration of Stage One exceeds four months, Ladd may join the board of directors of one company with the consent of the Board of Directors of Octel in its sole discretion. During Stage Two and Stage Three, Ladd may serve as a director of any company, so long as such service does not result in any conflict with Ladd's obligations hereunder, including the non-competition provisions of Section 6. The determination of whether service as a director results in a conflict shall be made by Octel's Chief Executive Officer in his sole reasonable judgment.

         6.      NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

                 (a) During the term of this Agreement, Ladd shall not, other than on behalf of Octel, directly or indirectly, without the prior written consent of Octel, engage anywhere in the world in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose."
The term "competing business purpose" shall mean offering, providing or selling products or services in the voice information processing industry. The determination of whether a firm, partnership, corporation, entity or brusiness engages or participates in a "competing business purpose" shall be made by Octel's Chief Executive Officer in his sole reasonable judgment.

                 (b) During the term of this Agreement, Ladd shall not, directly or indirectly, without the prior written consent of Octel, solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of





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Octel, any subsidiary of Octel to terminate his or her employment with Octel or any subsidiary of Octel.

                 (c) Ladd acknowledges that the business of Octel is national and international in nature. Ladd also acknowledges that this scope of business and geographic extent are reasonably necessary to protect the legitimate business interests of Octel.

         7.      DEFINITIONS.

                 (a) Stage One. "Stage One" shall mean the period beginning on the Effective Date and ending on the earlier of (i) the day prior to the date Octel hires a Vice President, GBS Engineering and (ii) six months from the Effective Date, unless extended upon mutual agreement of the parties hereto.

                 (b) Stage Two. "Stage Two" shall mean the period beginning on the day following the date Stage One ends and ending on the date four months thereafter.

                 (c) Stage Three. "Stage Three" shall mean the period beginning on the day following the date Stage Two ends and ending on May 31, 1998, unless extended pursuant to Section 11.

         8. EXPENSES. Octel will pay or reimburse Ladd for reasonable travel, entertainment or other expenses incurred by Ladd in the furtherance of or in connection with the performance of Ladd's duties hereunder in accordance with Octel's established policies. Ladd shall furnish Octel with written evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

         9.      ARBITRATION.

                 (a) Ladd and Octel each agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

                 (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

                 (c) Octel and Ladd shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.





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         10.     CONFIDENTIALITY AND INVENTION ASSIGNMENT.  Octel and Ladd
agree to enter into the Confidentiality and Non-Disclosure Agreement in the form attached hereto as EXHIBIT C.

         11. TERM. The term of this Agreement shall begin on the Effective Date and end on May 31, 1998; provided, however, that the parties may extend this Agreement on a month-by-month basis with mutual consent.

         12.     GENERAL PROVISIONS.

                 (a) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

                 (b) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

                 (c) Successors. Any successor to Octel (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Octel's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Octel would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Octel" shall include any successor to Octel's business and/or assets which executes and delivers the assumption agreement described in this subsection (i) or which becomes bound by the terms of this Agreement by operation of law.

                 (d) Conflicting Obligations. Ladd represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

                 (e) Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                 (f) Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of California. Ladd hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                 (g) Notice. Any notice, demand, offer or request required or permitted to be given by either Octel or Ladd pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile, (iv) one (1) business day after being deposited with





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an overnight courier service or (v) four (4) days after being deposited in the
U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to Octel (which Octel agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.





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         IN WITNESS WHEREOF, Ladd and Octel have caused this Agreement to be executed as of the date first above written.




                                       DAVID J. LADD

                                       /s/ David J. Ladd
                                       ________________________________
                                       Signature


                                       OCTEL COMMUNICATIONS CORPORATION

                                       /s/ Authorized Signatory
                                       ________________________________
                                       Signature of Authorized Signatory

                                       _________________________________
                                       Print Name and Title





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